[DESCRIPTION]  EXHIBIT 10.42

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                PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT (this "Agreement") is made as of the 29th day of December, 1995, between MID-ATLANTIC CENTERS LIMITED PARTNERSHIP, a Maryland limited partnership ("Seller"), RRC ACQUISITIONS, INC., a Florida corporation ("Buyer"), and ULMER, MURCHISON, ASHBY & TAYLOR, a professional association organized under the laws of Florida ("Escrow Agent").

                                 Background

     Buyer wishes to purchase from Seller, and Seller wishes to sell to Buyer, a shopping center in Cobb County, Atlanta, Georgia, owned by Seller, known as the ORCHARD SQUARE SHOPPING CENTER (the "Shopping Center"), in accordance with, and subject to, the terms and conditions hereinafter set forth;

     In consideration of the mutual agreements herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller the Property (as hereinafter defined) on the following terms and conditions:

                              DEFINITIONS

     As used in this Agreement, the following terms shall have the following meanings:

     1.1 Agreement means this instrument as it may be amended from time to time.

     1.2 Allocation Date means the close of business on the day immediately prior to the Closing Date.

     1.3 Closing means generally the execution and delivery of those documents and funds necessary to effect the sale of the Property by Seller to Buyer in accordance with the terms and conditions of this Agreement.

     1.4  Closing Date means December 29, 1995.

     1.5  Contracts means all service contracts listed on Exhibit
1.5 attached hereto which are to be assigned by Seller to Buyer at Closing, all of which are terminable by Buyer without penalty or premium upon not more than thirty (30) days notice except as otherwise noted therein.

     1.6 Earnest Money Deposit means the deposit delivered to Seller at Closing as part of the payment of the Purchase Price pursuant to Section 2.2 of this Agreement, together with the earnings thereon, if any.

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     1.7  Escrow Agent means the party described as such in the introductory paragraph hereof and any successor escrow agent appointed by the mutual written agreement of the parties hereto.

     1.8 Environmental Claim means any investigation, written notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceed-ing, or claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, an actual or alleged violation of, any Environmental Law, (b) in connection with any Hazardous Material or actual or alleged Hazardous Material Activity, (c) from any abatement, removal, remedial, corrective, or other response action in connection with a Hazardous Material, Environmental Law or other order of a governmental authority or (d) from any actual or alleged damage, injury, threat, or harm to health, safety, natural resources, or the environment.

     1.9 Environmental Law means any current legal requirement in effect at the Closing Date pertaining to (a) the protection of health, safety, and the indoor or outdoor environment, (b) the conservation, management, protection or use of natural resources and wildlife, (c) the protection or use of source water and groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water, and groundwater); and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., Solid Waste Disposal Act, as amended by the Resource Conservation Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq., Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC 1251 et seq., Clean Air Act of 1966, as amended, 42 USC 7401 et seq., Toxic Substances Control Act of 1976, 15 USC 2601 et seq., Hazardous Materials Transportation Act, 49 USC App. 1801, Occupational Safety and Health Act of 1970, as amended, 29 USC 651 et seq., Oil Pollution Act of 1990, 33 USC 2701 et seq., Emergency Planning and Community Right-to-Know Act of 1986, 42 USC App. 11001 et seq., National Environmental Policy Act of 1969, 42 USC 4321 et seq., Safe Drinking Water Act of 1974, as amended by 42 USC 300(f) et seq., and any similar, implementing or successor law, any amendment, rule, regulation, order or directive, issued thereunder.

     1.10 Governmental Approval means any permit, license, variance, certificate, consent, clearance, closure, exemption, decision, action or approval of a governmental authority.

     1.11 Hazardous Materials means any "Hazardous Substance" as defined in any Environmental Law in effect at the pertinent date or dates other than such substances which are used in the normal and ordinary course of business in the operation and maintenance of the Property and are stored in appropriate containers.

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     1.12  Hazardous Material Activity means any activity, event, or occurrence at or prior to the Closing Date involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened
Release, abatement, removal, remediation, handling or corrective or response action to any Hazardous Material.

     1.13 Improvements means any buildings, structures or other improvements situated on the Real Property.

     1.14 Inspection Period means the period of time which expires on December 29, 1995.

     1.15 Leases means all leases between Seller as landlord and tenants permitting tenants to occupy all or a portion of the Property as set forth in the Rent Roll attached hereto as Exhibit
1.15.

     1.16 Materials means Seller's right, title and interest in and to all plans, drawings, specifications, soil test reports, environmental reports, market studies, surveys, and similar documentation, if any, owned by or in the possession of Seller with respect to the Property, Improvements and any proposed improvements to the Property, which Seller may lawfully transfer to Buyer except that, as to financial and other records, Materials shall include only photostatic copies.

     1.17 Permitted Exceptions means only the following interests, liens and encumbrances:

             (a)  Liens for ad valorem taxes not yet due;

             (b) Rights of tenants under Leases;

             (c) The matters noted on Exhibit 1.17(c) attached hereto; and
             (d)  Other matters determined by Buyer to be
acceptable.

     1.18 Personal Property means all of Seller's right, title and interest in and to (a) sprinkler, plumbing, heating, air-conditioning, electric power or lighting, incinerating, ventilating and cooling systems, with each of their respective appurtenant furnaces, boilers, engines, motors, dynamos, radiators, pipes, wiring and other apparatus, equipment and fixtures, elevators, partitions, fire prevention and extinguishing systems located in or on the Improvements, (b) all Materials, and (c) all other personal property used in connection with the Improvements, provided the same are now owned or are acquired by Seller prior to the Closing.

     1.19 Property means collectively the Real Property, the Improvements and the Personal Property.

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     1.20  Prorated means the allocation of items of expense or income between Buyer and Seller based upon that percentage of the time period as to which such item of expense or income relates which has expired as of the date at which the proration is to be made.

     1.21 Purchase Price means the consideration agreed to be paid by Buyer to Seller for the purchase of the Property as set forth in Section 2.1(a) (subject to the adjustments expressly provided in Sections 2.1[b] and [c] herein).

     1.22 Real Property means the real property more particularly described on Exhibit 1.22.

     1.23 Release means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material at or prior to the Closing Date.

     1.24 Buyer means the party identified as Buyer on the initial page hereof and such assigns as may be permitted in accordance with Section 12.10 hereof.

     1.25 Shopping Center means the Shopping Center identified on the initial page hereof.

     1.26  Survey means the survey of the Real Property dated
December 7, 1995, prepared by David A. Burre & Associates, Inc.
under Project # 95-2017.

     1.27 Seller means the party identified as Seller on the initial page hereof.

     1.28  Title Defect means any exception in the Title
Insurance Commitment other than a Permitted Exception.

     1.29 Title Insurance means an ALTA Form B Owners Policy of Title Insurance for the full Purchase Price insuring marketable title in Buyer in fee simple, subject only to the Permitted Exceptions, issued by Commonwealth Land Title Insurance Company or such other title insurer acceptable to Buyer.

     1.30 Title Insurance Commitment means a binder whereby the title insurer agrees to issue the Title Insurance to Buyer.

     1.31 Transaction Documents means this Agreement, the deed conveying the Property, the assignment of leases, the bill of sale conveying the Personal Property and all other documents required by the provisions of this Agreement in connection with the transactions contemplated hereby.

                       2. PURCHASE PRICE AND PAYMENT
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     2.1  Purchase Price; Payment.

               (a) Purchase Price and Terms. The total Purchase Price for the Property (subject to the adjustments provided in Sections 2.1[b] and [c] below) shall be Five Million Two Hundred Fifty Thousand Dollars ($5,250,000). The Purchase Price shall be paid to Seller in cash in immediately available funds by bank wire transfer at Closing.

              (b)  Adjustments to the Purchase Price.  The
Purchase Price shall be adjusted as of the Closing Date by:

                     (1)  subtracting the portion of the current
year's real and tangible personal property taxes payable or paid by Buyer for the period from January 1, of that year, through the Allocation Date (if the amount of the current year's property taxes are not available on the Allocation Date, such taxes will be prorated based upon the prior year's assessment) or adding any real and/or tangible personal property taxes actually paid by Seller in respect of that portion of such year occurring on or after the Allocation Date; and

                     (2)  subtracting the amount of security
deposits, prepaid rents from tenants under the Leases and subtracting or adding, as applicable, any other items customarily prorated in a transaction of this nature. By adjusting the Purchase Price by the amount of the security deposits, the security deposits shall be deemed to have been transferred from Seller to Buyer thereby. Any percentage rents or tenant reimbursements payable after the Allocation Date but applicable to periods prior to the Allocation Date (e.g., including , without limitation, the year end common area maintenance reconciliation and other pass-throughs billed or to be billed to A&P and Big B Drugs) shall be remitted to Seller by Buyer within thirty (30) days after receipt. Seller agrees to remit to Buyer promptly after receipt, Buyer's portion of December, 1995 rents and tenant reimbursements prorated as of the Allocation Date, and all post-Allocation Date rents and other tenant reimbursements in respect of periods after the Allocation Date and received by Seller after Closing from tenants in the Property under their Leases. Buyer shall have no obligation to collect delinquencies, but should Buyer collect any delinquent rents or other sums which cover periods prior to the Allocation Date and for which Seller has received no proration or credit, Buyer shall remit same to Seller within thirty (30) days after receipt, less any costs of collection. Buyer will not interfere in Seller's efforts to collect sums due it whether prior to or after the Closing, except that hereafter Seller shall not seek to terminate the occupancy or tenancy of any tenant other than in accordance with the provisions of Section 4.6 hereof. After Closing Seller shall retain the right to bring a cause of action against tenants to collect amounts due from tenants owed to Seller in respect of periods prior to Closing, but Seller shall advise Buyer prior to doing so. Buyer's approval shall not be required for Seller to bring such a cause of action against tenants.

                    (c)  At Closing, Seller shall pay to Buyer
the sum of One Hundred Two Thousand Five Hundred Dollars ($102,500) from the proceeds of the Purchase Price for use by Buyer to supplement the rentals payable from tenants of the Shopping Center.

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     2.2  Earnest Money Deposit.  An Earnest Money Deposit in the
amount of $25,000 in cash in immediately available funds shall be paid by Buyer to Seller at Closing as part of the payment of the Purchase Price.

     2.3  Closing Costs.

               (a)  Seller shall pay:

                     (1)  Seller's attorneys' fees relating to
the sale of the Property;

                     (2)  Cost of satisfying any record liens on
the Property, (subject to the satisfaction of the condition precedent set forth in Section 8.2[d] hereof) and all documentary stamp taxes and/or other transfer/recording taxes imposed by any governmental entities on recording the deed;

                     (3)  Costs, if any, of curing title defects
and recording any curative title documents, but only if and to the extent that Seller, in its sole discretion, hereafter agrees to cure and pay the same (except that Seller hereby agrees to pay or bond off any mechanic's or materialmen's liens on Seller's title to the Property for work performed or claimed to be performed for Seller prior to Closing); and

                     (4)  All broker's commissions, finders' fees
and similar expenses incurred by Seller in connection with the sale of the Property, subject however to Buyer's indemnity given in Section 5.3 of this Agreement.

               (b)  Buyer shall pay:

                     (1)  Buyer's attorneys' fees;

                     (2)  Cost of Buyer's due diligence
inspection;

                     (3)  Costs of environmental site assessments
obtained by Buyer, Survey and the title insurance premium and search charges; and

                     (4)  All costs, fees, taxes and other
amounts arising in connection with any financing to be obtained by Buyer.

     2.4 Prorations. Matters of income and expense shall be prorated as of the Allocation Date.

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                     3.  INSPECTION PERIOD AND CLOSING

     3.1  Inspection Period.

             (a) Buyer agrees that it will have the Inspection Period to physically inspect the Property, review the economic data, underwrite the tenants and review their leases, and to otherwise conduct its due diligence review of the Property and all books, records and accounts of Seller related thereto. Buyer hereby agrees to indemnify and hold Seller harmless from any damages, liabilities or claims for property damage or personal injury arising out of such inspection and investigation by Buyer or its agents or independent contractors, and such indemnity obligation of Buyer shall survive any termination of this Agreement notwithstanding anything contained herein to the contrary. Within the Inspection Period, Buyer may, in its sole discretion and for any reason or no reason, elect to go forward with this Agreement to closing, which election shall be made by notice to Seller given within the Inspection Period. If such notice is not timely given, this Agreement and all rights, duties and obligations of Buyer and Seller hereunder, except any which expressly survive termination, shall terminate and Escrow Agent shall forthwith return to Buyer the Earnest Money Deposit. If Buyer so elects to go forward, the Earnest Money Deposit shall not be refundable except upon the terms otherwise set forth herein. Buyer recognizes that the Property is being sold hereunder on an "as is", "where is" "with all faults" basis, with no warranty or representation of any kind from Seller regarding the condition of the Property, compliance of the Property with applicable laws or otherwise, except as expressly stated in this Agreement.

           (b) Buyer, through its officers, employees and other authorized representatives, shall have the right to reasonable access to the Property and all records of Seller related thereto, at reasonable times and in a reasonable manner which does not interfere with the rights of tenants or others at the Property or the normal operation of the Property during the Inspection Period for the purpose of inspecting the Property, taking soil borings, conducting Hazardous Materials inspections and reviewing the books and records of Seller concerning the Property. Seller shall cooperate with Buyer in making such inspections and reviews. Seller shall give Buyer any reasonable authorizations which may be reasonably requested by Buyer in order to gain access to records or other information pertaining to the Property or the use thereof maintained by any governmental or quasi-governmental authority or organization. Buyer, for itself and its agents, agrees not to enter into any contract with existing tenants without the written consent of Seller if such contract would be binding upon Seller. Buyer shall have the right to have due diligence interviews and other discussions or negotiations with tenants if and only if the same are arranged through Seller. Seller's authorized representative will be afforded an opportunity to be present.

          (c) Buyer, through its officers or other authorized representatives, shall have the right to reasonable access to all Materials (other than privileged or confidential litigation materials) for the purpose of reviewing and copying the same. Buyer shall maintain all information obtained concerning the Property confidential and shall not disclose the same to others prior to Closing except to its employees, independent contractors, attorneys, accountants, lenders and prospective lenders, and consultants in connection with proceeding to Closing. In the event that Buyer does not proceed to Closing, Buyer shall promptly return to Seller all documents and information obtained from Seller with respect to the Property.

     3.2 Hazardous Material. During the Inspection Period Buyer may cause a "Phase 1" assessment of the Property to be made, and a copy of any report shall be submitted to Buyer and Seller promptly upon its completion, if made. If the inspection report discloses the existence of any Hazardous Material, Buyer may notify Seller in writing, within fifteen (15) business days after receipt of the Phase 1 assessment report or by the Closing Date, whichever is earlier, that it elects to terminate this Agreement, whereupon, except for the provisions hereof which expressly survive the termination of this Agreement, this Agreement shall terminate and Escrow Agent shall return to Buyer its Earnest Money Deposit.

     3.3 Time and Place of Closing. Unless otherwise agreed in writing by the parties, the Closing shall take place at the offices of Escrow Agent in Jacksonville, Florida, at 10:00 A.M. on the Closing Date. Seller may effect Closing by mail. Time is of the essence in Closing on the Closing Date.

          4.  WARRANTIES, REPRESENTATIONS AND COVENANTS OF SELLER

     Seller warrants and represents to the best of its actual knowledge (but not limited to the best of Seller's actual knowledge with respect to Sections 4.1, 4.2 and 4.3 below) as follows as of the date of this Agreement and where expressly indicated covenants and agrees as follows:

     4.1 Organization; Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in the state in which the Shopping Center is located, and has full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement and other Transaction Documents have been duly authorized to do so on behalf of Seller.

     4.2 Authorization; Validity. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized in accordance with the limited partnership agreement under which Seller is organized. This Agreement has been duly and validly executed and delivered by Seller and (assuming the valid execution and delivery of this Agreement by Buyer) constitutes a legal, valid and binding agreement of Seller enforceable against it in accordance with its terms, subject to creditor rights and principles of equity.

     4.3 Commissions. Seller has neither dealt with nor does it have any knowledge of any broker or other party who has or may have any claim against Seller, Buyer or the Property for a brokerage commission or finder's fee or like payment arising out of or in connection with the transaction provided herein and Seller agrees to indemnify Buyer from any such claim arising by, through or under Seller.

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     4.4  Sale Agreements.  The Property is not subject to any
outstanding agreement(s) of sale, purchase option(s), or other right(s) of third parties to purchase any interest therein, except for Permitted Exceptions and this Agreement.

     4.5 Litigation. There is no litigation or proceeding pending, or to the best of Seller's actual knowledge, threatened against Seller relating to the Property.

     4.6 Leases. There are no Leases affecting the Property, oral or written, except as listed on Exhibit 1.15 attached hereto and made a part hereof. Any new Leases or modifications to existing Leases which are entered into by Seller between the date of this Agreement and one week prior to the end of the Inspection Period will be promptly provided to Buyer by Seller. During the period commencing after one week preceding the end of the Inspection Period and prior to Closing, Seller will not enter into any new Leases or modify existing Leases without the written consent of Buyer, such consent not to be unreasonably withheld. Copies of the Leases, which have been delivered to Buyer or shall be delivered to Buyer within ten (10) days from the date hereof, are, to the best of Seller's actual knowledge, true, correct and complete copies thereof, subject to the matters set forth on
Exhibit 1.15. Between the date hereof and the Closing Date, Seller will not terminate or modify existing Leases or enter into any new Leases without the consent of Buyer, such consent not to be unreasonably withheld. To the best of Seller's actual knowledge no defaults exist under the Property's tenant leases except as noted on Exhibit 1.15. No rent has been paid more than one (1) month in advance and no security deposit or prepaid rent has been paid, except as noted on Exhibit 1.15. No tenants under the Leases are entitled to interest on any security deposits except as noted on Exhibit 1.15.

     4.7 Property Operating Statements. To the best of Seller's actual knowledge, the Property Operating Statements attached hereto as Exhibit 4.7 accurately reflect in all material respects the operations of the Property by Seller during the period noted therein. Seller covenants to furnish Buyer with Seller's updated monthly reports of income and expense from operating the Property for interim periods beginning after December 31, 1994, promptly after such statements are first made available to Seller; and Buyer and its independent certified accountants shall be given reasonable access to Seller's books and records relating to the Property at any reasonable time prior to and, to the extent required by governmental regulations, for the period ending six months following Closing upon reasonable advance notice in order that they may verify such Property Operating Statements for 1994 and 1995.

     4.8 Contracts. To the best of Seller's actual knowledge, except for the Leases, the Permitted Exceptions and the Contracts, there are no management, service, maintenance, utility or other contracts or agreements affecting the Property, oral or written, which extend beyond the Closing Date and which would bind Buyer or encumber the Property after the Closing. All such Contracts (as defined in Section 1.5 hereof) are in full force and effect in accordance with their respective terms, and all obligations of Seller under the Contracts required to be performed to date have been performed in all material respects; no party to any Contract has asserted any claim of default or offset against Seller with respect thereto and no event has occurred or failed to occur, which would in any way affect the validity or enforceability of any such Contract; and the copies of the Contracts delivered to Buyer prior to the date hereof are true, correct and complete copies thereof. Between the date hereof and the Closing, Seller covenants to fulfill all of its obligations which are to be performed prior to Closing under all of the Contracts, and covenants not to terminate or modify any such Contracts other than in the ordinary course of business without the consent of Buyer (such consent not to be unreasonably withheld). Notwithstanding anything herein to the contrary, Seller retains the right to enter into new contracts relating to the Property which (i) are freely terminable without penalty by Seller at Closing or which will not bind Buyer or the Property after Closing, or (ii) relate to the work to be performed under or in connection with that certain Lease Modification Agreement between Seller and The Great Atlantic & Pacific Tea Company, Inc. ("A&P"), provided any such contract will not have a material adverse financial impact on Buyer or the Shopping Center, and the costs of which are covered by the A&P Reimbursement Escrow referred to in Section 8.1(e)(8) below.

     4.9 Maintenance and Operation of Property. From and after the date hereof and until the Closing, Seller covenants to keep and maintain and operate the Property substantially in the manner in which it is currently being maintained and operated, subject to normal wear and tear and casualty, and further covenants not to cause any waste of the Property. Seller covenants not to remove from the Improvements or the Real Property any article included in the Personal Property except in the ordinary course of business. Seller covenants to maintain prior to Closing such casualty and liability insurance on the Property as it is presently being maintained.

     4.10 Permits and Zoning. To the best of Seller's actual knowledge, except for the Permitted Exceptions (i) there are no material permits and licenses (collectively referred to as "Permits") required to be issued to Seller by any governmental body, agency or department having jurisdiction over the Property which materially affect the ownership or the use thereof which have not been issued, (ii) the Property is zoned for its present use; and (iii) there are no outstanding special assessments, impact fees or other similar special governmental impositions assessed against the Property.

     4.11 Rent Roll; Estoppel Letters. To the best of Seller's actual knowledge, the Rent Roll attached as Exhibit 1.15 is true and correct in all material respects as of the date thereof. Seller agrees to use commercially reasonable efforts to obtain current estoppel letters from all Tenants under the Leases in the form attached hereto as Exhibit 4.11 or, for A&P and perhaps other larger tenants, in the form used by A&P and such larger tenants, respectively, and which confirm the material matters noted on the Rent Roll attached as Exhibit 1.15; provided, however, that it is understood and agreed that the failure by Seller to obtain all of such estoppel letters by the Closing Date
(i) shall not be a violation of  Seller's obligations under this
Section 4.11, and (ii) shall not be construed as providing Buyer with any basis not to fulfill its obligation to purchase the Property at Closing as otherwise provided herein except as is provided in Section 8.1(e)(7) hereof.

     4.12 Condemnation. To the best of Seller's actual knowledge, except for the Permitted Exceptions, neither the whole nor any portion of the Property, including access thereto or any easement benefiting the Property, is subject to temporary requisition of use by any governmental authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor is there now pending any condemnation, expropriation, requisition or similar proceeding against the Property or any portion thereof. Seller has received no written notice nor has any knowledge that any such proceeding is contemplated.

     4.13 Governmental Matters. Seller has not entered into any commitments or agreements with any governmental authorities or agencies affecting the Property that have not been disclosed in writing to Buyer and, except for that certain letter dated November 27, 1995 from the Georgia Department of Natural Resources to Mr. Morris Srochi of Blass Properties (the "Srochi Letter"), Seller has received no written notices from any such governmental authorities or agencies of uncured violations at the Property of building, fire, air pollution or zoning codes, rules, ordinances or regulations, environmental and hazardous substances laws, or other rules, ordinances or regulations relating to the Property. Seller shall be responsible for the remittance of all sales tax for periods occurring prior to the Allocation Date directly to the appropriate state department of revenue.

     4.14 Repairs. Seller has received no notice of any requirements or recommendations by any lender, insurance companies, or governmental body or agencies requiring or recom-mending any repairs or work to be done on the Property which have not already been completed except for the Srochi Letter.

     4.15 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) require Seller to file or register with, notify, or obtain any permit, authorization, consent, or approval of, any governmental or regulatory authority; (b) conflict with or breach any provision of the organizational documents of Seller;
(c) violate or breach any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller is a party, or by which Seller, the Property or any of Seller's material assets may be bound; or (d) violate any order, writ, injunction, decree, judgment, statute, law or ruling of any court or governmental authority applicable to Seller, the Property or any of Seller's material assets.

     4.16  Environmental Matters.

           (a) Seller represents and warrants that except as otherwise contained or referred to in the Phase I Update Environmental Site Assessment of Orchard Square Shopping Center dated November 21, 1995 prepared by Environmental Management Group and delivered by Seller to Buyer, and except for the matters referred to in, and the subject of, the Srochi Letter which Seller also delivered to Buyer, to the best of Seller's actual knowledge as of the date hereof that:

                (1) Seller has not, and has no actual knowledge of any other person who has, caused any Release or disposal of any Hazardous Material at the Property in any material quantity;

                (2) the Property does not now contain and to the best of Seller's knowledge has not contained : (a) underground storage tank, (b) material amounts of asbestos-containing building material, (c) landfills or dumps, (d) hazardous waste management facility as defined pursuant to the Resource Conservation and Recovery Act ("RCRA") or any comparable state law, or (e) site on or nominated for the National Priority List promulgated pursuant to Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or any state remedial priority list promulgated or published pursuant to any comparable state law;

                 (3) Seller has used no Hazardous Material and has conducted no Hazardous Material Activity at the Property;

                 (4) Seller has not received any written notice that it is liable for response or corrective action, natural resource damage, or other harm pursuant to CERCLA, RCRA, or any comparable state law; and

                 (5)  the Property is not subject to any, and
Seller has no actual knowledge of any imminent, restriction on the ownership, occupancy, use, or transferability of the Property in connection with any (a) Environmental Law or (b) Release, threatened Release, or disposal of a Hazardous Material.


     4.17 Foreign Investment and Real Property Tax Act. Seller is not a "foreign person" within the meaning of Sections 1445 or 897 of the Internal Revenue Code, and has furnished Buyer with its federal tax identification number, and at closing will execute and deliver to Buyer an affidavit regarding the same, or if Seller fails to execute and deliver such affidavit, Buyer may deduct and withhold from the Purchase Price and pay to the Internal Revenue Service such amounts as may be required by Buyer in order to satisfy its tax withholding obligations, if any, under the Internal Revenue Code. Seller shall also execute and deliver an affidavit (the "Georgia Affidavit") to the effect that the sales price in this transaction is less than its cost basis so that there will be no withholding requirement from the sales proceeds payable to Seller under applicable Georgia law.

Actual Knowledge. Whenever the words "to the best of actual knowledge of Seller", "Seller's best knowledge" or words of similar import are used in this Agreement, they shall mean the actual knowledge of William J. Wolfe and Edward Dosik, employees of First Washington Management, Inc., which is affiliated with one of the General Partners in Seller, and who have had principal responsibility for oversight of Seller's interest in the Property, without any obligation on their part to conduct any inquiry or due diligence other than such inquiry as has been conducted by them in the ordinary course of business in connection with such oversight. In addition, the parties hereto agree that the representations and warranties of Seller contained in this Agreement shall survive the Closing Date a period of one year, but only to the extent provided herein, and shall be of no force or effect thereafter. No action or proceeding of any kind or nature based upon a breach of a representation or warranty by Seller under this Agreement shall be valid or enforceable, at law or in equity, if not commenced in the appropriate jurisdiction within one year after the Closing Date. These time limitations do not apply to the representations and warranties set forth in any warranty or covenant contained in any Closing document. It is further agreed that to the extent that prior to Closing Buyer becomes aware of any representation or warranty of Seller that is incorrect, Buyer shall promptly so advise Seller in writing, whereupon Buyer shall either (i) terminate this Agreement by notice to Seller, in which event the Earnest Money Deposit shall be returned to Buyer and no party shall have any further rights or obligations hereunder except for Buyer's indemnity obligations which are provided to survive termination, or (ii) Seller's representations and warranties shall be deemed to be corrected thereby, Buyer shall have no rights or claims against Seller or otherwise arising from such incorrect representation or warranty, and Buyer shall proceed to Closing hereunder in accordance with the provisions hereof, subject to such corrected representation and warranty.

         5.  WARRANTIES, REPRESENTATIONS AND COVENANTS OF BUYER

     Buyer hereby warrants and represents as of the date of this Agreement and as of the Closing and where indicated covenants and agrees as follows:

     5.1 Organization; Authority. Buyer is a corporation duly organized, validly existing and in good standing under laws of Florida and has full power and authority to enter into and perform this Agreement in accordance with its terms, and the persons executing this Agreement and other Transaction Documents on behalf of Buyer have been duly authorized to do so.

     5.2 Authorization; Validity. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly and validly authorized by the Board of Directors of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the valid execution and delivery of this Agreement by Seller) constitutes a legal, valid and binding agreement of Buyer enforceable against it in accordance with its terms, subject to creditors rights and principles of equity.

     5.3 Commissions. Buyer has neither dealt with nor does it have any knowledge of any broker or other party who has or may have any claim against Buyer or Seller for a brokerage commission or finder's fee or like payment arising out of or in connection with the transaction provided herein; and Buyer agrees to indemnify Seller from any such claim arising by, through or under Buyer. Such indemnity obligation of Buyer shall survive any termination of this Agreement, notwithstanding anything herein to the contrary.

     5.4 Buyer's Investigation. Buyer will rely entirely on Buyer's investigation of the Property during the Inspection Period to satisfy itself as to the physical condition of the Property, the compliance of the Property with Environmental Laws and other applicable laws and regulations, and the value of the Property, subject however only to Seller's representations and warranties expressly set forth in Article 4 hereof and the indemnity contained in Article 9 hereof.

                 6.  POSSESSION; RISK OF LOSS

     6.1 Possession. Possession of the Property will be transferred to Buyer at the conclusion of the Closing.

     6.2 Risk of Loss. All risk of loss to the Property shall remain upon Seller until the conclusion of the Closing. If, before the possession of the Property has been transferred to Buyer, any material portion of the Property is damaged by fire or other casualty and will not be restored by the Closing Date (whether as a result of Seller's decision not to do so, or otherwise) or if any material portion of the Property is taken by eminent domain or there is a material obstruction of access to the Improvements by virtue of a taking by eminent domain, Seller shall, within ten (10) days of such damage or taking, notify Buyer thereof and Buyer shall, at its option do one of the following:

         (a) terminate this Agreement upon notice to Seller given within ten (10) days after such notice from Seller, in which case Buyer shall receive a return of its Earnest Money
Deposit; or

         (b) proceed with the purchase of the Property, in which event Seller shall assign to Buyer all of Seller's right, title and interest in all amounts due or collected by Seller under the insurance policies or as condemnation awards with respect to such casualty or taking by eminent domain. In the event of such casualty, the Purchase Price shall be reduced by the standard deductible amount of any insurance under Seller's insurance policy to the extent that it reduced the insurance proceeds payable to Seller.

                            7.  TITLE MATTERS

     7.1  Title.

          (a) Title Insurance. Buyer acknowledges receipt of the Title Insurance Commitment from Commonwealth Land Title Insurance Company and the Survey. Seller shall also provide Buyer with access to its files containing any existing surveys and title information in its possession promptly after execution of this Agreement). Prior to the later of (i) the expiration of the Inspection Period or (ii) three (3) business days following Buyer's receipt of the Title Insurance Commitment and Survey, Buyer shall notify Seller in writing of any Title Defects not acceptable to Buyer. Any Title Defect disclosed by the Title Insurance Commitment (other than liens removable by the payment of money) or the Survey which is not timely specified in Buyer's written notice to Seller of Title Defects shall be deemed to be a Permitted Exception. Seller shall notify Buyer in writing within five (5) days of Buyer's notice if Seller intends to cure any Title Defect. If Seller elects not to cure such noted Title Defects or if such noted Title Defects are not cured by the Closing Date, then Buyer shall have the sole and exclusive right, in lieu of any other rights or remedies, to, and shall either:
(i) refuse to purchase the Property, terminate this Agreement and receive a return of the Earnest Money Deposit, whereafter no party shall have any further rights or obligations hereunder except for the indemnity obligations of Buyer which are expressly provided to survive the termination of this Agreement; or (ii) waive such Title Defects and close the purchase of the Property subject to them, with no reduction to the Purchase Price (except for mechanic's and materialmen's liens on Seller's title to the Property for work performed or claimed to be performed for Seller prior to Closing which Seller will pay or bond off at or before Closing) and no recourse to Seller with respect thereto. Notwithstanding anything herein to the contrary, and notwithstanding the terms of the Deed to be executed and delivered by Seller to Buyer, Buyer acknowledges and agrees that it will accept the conveyance of the Property subject to, in addition to the other Permitted Exceptions, (i) rights of access to and from Interstate Highway No. 575 or Bells Ferry Road as taken by Department of Transportation under Declaration of Taking in Case No. 774287, Cobb County Superior Court, (ii) any matters that would be disclosed by a current and accruate survey and inspection of the Property, and (iii) the fact that a portion of the Property is or may be in a flood zone.

       (b) Miscellaneous Title Matters. If a search of the title discloses judgments, bankruptcies or other returns against other persons having names the same as or similar to that of Seller, Seller shall on request deliver to Buyer an affidavit stating, if true, that such judgments, bankruptcies or the returns are not against Seller. Seller further agrees to execute and deliver to the Title Insurance agent at Closing such documentation, if any, as the Title Insurance underwriter shall reasonably require to evidence that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and that there are no mechanics' liens on the Property or parties in possession of the Property other than tenants under Leases and Seller.

                        8.  CONDITIONS PRECEDENT

     8.1 Conditions Precedent to Buyer's Obligations. The obligations of Buyer under this Agreement are subject to satisfaction (or written waiver by Buyer) of each of the following conditions or requirements on or before the Closing
Date:

               (a) Seller's warranties and representations under this Agreement shall be true and correct in all material respects, and Seller shall not be in default of any material obligation hereunder.

               (b) All obligations of Seller contained in this Agreement, shall have been fully performed in all material respects and Seller shall not be in default under any material covenant, restriction, right-of-way or easement affecting the Property.

               (c) There shall have been no material adverse change in the financial condition of A&P, Big B Drugs or Winston's Pub since the date of this Agreement.

               (d) Except as otherwise provide in Section 6.2 hereof regarding damage by fire or casualty or taking by eminent domain, there shall be no material change in the physical and environmental condition of the Property from date of this Agreement, ordinary wear and tear excepted.

               (e) Seller shall have delivered to Buyer the following:

                    (1) Limited Warranty deed, duly executed and acknowledged so as to convey to Buyer the fee simple title to the Real Property, subject only to the Permitted Exceptions;

                    (2) Originals, if available, or if not, true copies of the Leases and of the contracts, agreements, permits and licenses, and such Materials as may be in the possession or control of Seller;

                    (3)  A blanket assignment to Buyer of all
Leases and the contracts, agreements, permits and licenses (to the extent assignable) as they affect the Property and an indemnity against breach of such instruments by Seller prior to the Closing Date;

                    (4)  A bill of sale with respect to the
Personal Property and Materials;

                    (5)  A title certificate or assignment,
properly endorsed by Seller, as to any items of Property for which title certificates exist;

                    (6)  A current rent roll for all Leases in
effect showing no material changes from the rent roll attached to this Agreement other than those set forth in the Leases, permitted hereunder or otherwise approved in writing by Buyer;

                    (7)  Tenant estoppel letters obtained by
Seller from A&P, Big B Drugs and Winston's Pub and seventy percent (70%) of the other tenants who have signed leases for any portion of the Property in the form attached hereto (or in the form used by A&P and other large tenants with respect to A&P or other large tenants that use their own form) and confirming the rent and other material terms of their Leases noted on the Rent Roll attached hereto as Exhibit 1.15, and a letter from each of A&P and Big B Drugs regarding off-site restrictions in form and content reasonably acceptable to Buyer;

                    (8)  It is acknowledged that Seller has
delivered a fully executed Lease Modification Agreement dated December 4, 1995 between Seller and A&P which is attached hereto as Exhibit 8.1(e)(8) (the "A&P Lease Amendment"). It is agreed that Buyer shall perform the obligations of Seller as landlord thereunder, provided, however, that: (A) Seller shall reimburse to Buyer the reasonable costs incurred by Buyer (excluding any Buyer overhead, general or administrative expense or charge) in completing the work required to be performed by landlord under new article 18.01 (the "Common Area Work") under the A&P Lease Amendment, up to, but not in excess of, Seventy-Five Thousand Dollars ($75,000). Such reimbursement shall be made by (i) Seller at Closing providing Buyer with a credit of Thirty Thousand Dollars ($30,000) against the payment of a portion of the Purchase Price, and (ii) after Closing, Seller paying to Buyer the balance of such reimbursement for the Common Area Work up to, but not in excess of, an additional Forty-Five Thousand Dollars ($45,000) after Buyer completes such work as required and renders paid invoices and such other documents and material as Seller may reasonably request in order for Seller to be able to confirm that such work was performed under such new article 18.01 and was reimbursable hereunder by Seller and properly completed to the tenant's satisfaction. Buyer agrees to use its good faith efforts to minimize the cost to complete Common Area Work in a proper manner. Any of the Common Area Work performed by Buyer or any person or entity affiliated with or related to Buyer shall be competitively bid out (except that Common Area Work to be performed by Buyer or any affiliated or related party as will not, in the aggregate, cost more than Three Thousand Five Hundred Dollars [$3,500] shall not be required to be bid out) and shall cost no more than competitive market rates; and (B) In addition, at Closing, in the event that Seller has not fulfilled its obligation to reimburse A&P up to $50,000 for tenant improvements undertaken by A&P in accordance with the second paragraph of new article 17.01 in the A&P Lease Amendment (the "Special Tenant Improvements"), then Seller shall escrow such amounts (the "A&P Reimbursement Escrow"). In the event that after Closing A&P is entitled to reimbursement for such Special Tenant Improvements that it undertakes under the A&P Lease Amendment, then such A&P Reimbursement Escrow shall be used to pay to A&P the balance of the Seller's obligation to effect such reimbursement in accordance with the A&P Lease Amendment, and the balance of such A&P Reimbursement Escrow shall be paid to Seller. In the event that the A&P Reimbursement Escrow has not been disbursed by June 30, 1996 in accordance with this Agreement, then Buyer and Seller shall consider whether they should close the escrow by disbursing an amount from the escrow as will be needed to reimburse A&P for the Special Tenant Improvements and remitting to Seller the balance of the escrowed funds.

         (9) A general assignment of Seller's interest in all assignable existing warranties relating to the Property;

        (10)  A non-foreign person affidavit and the Georgia
Affidavit;

        (11) The originals or copies of any real property tax bills for the Real Property and Improvements for the then current fiscal year and the previous year in Seller's possession, and, if requested, the originals or copies of any current water, sewer and utility bills which are in Seller's possession;

        (12) Resolutions of Seller authorizing the transactions described herein, certified by the General Partner of Seller;

        (13) All keys and other means of access to the Improvements in the possession of Seller or its agents;

        (14)  Materials in Seller's possession; and

        (15) Such other documents as may reasonably be required to effectuate the provisions of this Agreement and the transactions contemplated herein.

       In the event that all of the foregoing provisions of this
Section 8.1 are not satisfied at Closing, then subject to the provisions of Section 10.1 hereof, if applicable, Buyer shall either (i) elect in writing to terminate this Agreement, in which event the Earnest Money Deposit shall be promptly delivered to Buyer by Escrow Agent and, upon the making of such delivery, neither party shall have any further claim against the other by reasons of or in connection with this Agreement, except for those indemnity obligations of Buyer which are expressly agreed to survive termination hereunder, or (ii) waive such unsatisfied conditions and complete Closing hereunder with no claim against Seller for such unsatisfied conditions.

     8.2 Conditions Precedent to Seller's Obligations. The obligations of Seller under this Agreement are subject to satisfaction (or written waiver by Seller) of each of the following conditions or requirements on or before the Closing
Date:

         (a) Buyer's warranties and representations under this Agreement shall be true and correct, and Buyer shall not be in default hereunder.

         (b) All of the obligations of Buyer contained in this Agreement shall have been fully performed by or on the date of Closing in compliance with the terms and provisions of this Agreement.

         (c) Buyer shall have delivered to Seller at or prior to the Closing Date the following, which shall be reasonably satisfactory to Seller:

              (1) Payment, in immediately available funds by bank wire transfer, of the Purchase Price in accordance with
Section 2.1 at Closing;

              (2) An assumption and indemnification agreement whereby (A) Buyer will (i) assume all of Seller's obligations under the Leases and the Contracts accruing from and after the Closing (except Buyer shall assume all of Seller's obligations under the A&P Lease Amendment with respect to the work and related matters to be performed thereunder), and (ii) indemnify Seller against any claims, liabilities, costs and expense (including, without limitation, reasonable attorneys' fees and court costs) arising in connection with any breach of such obligation, and (B) Seller will provide reciprocal indemnities for a breach of any or all obligations of Seller under the Leases and the Contracts accruing prior to Closing (except as otherwise expressly provided herein with respect to the A&P Lease Amendment) and any claims, liabilities, costs and expenses arising in connection with such breach of such obligation by Seller prior to Closing.

              (3) Such other documents as may reasonably be required to effectuate the provisions of this Agreement and the transactions contemplated herein.

         (d) At or prior to the Closing, Seller shall have paid in full the existing first mortgage loan secured by the Property at the discounted payoff price set forth in a certain Modification Agreement between Seller and said lender. In the event that the condition precedent in the immediately preceding sentence is not satisfied on or before the Closing Date, then notwithstanding anything herein to the contrary, Seller shall have the right to terminate this Agreement, in which event the Earnest Money Deposit shall be returned to Buyer and neither party shall have any further claim against the other by reasons of this Agreement, except such indemnity obligations of Buyer as are expressly provided to survive termination of this Agreement.

           In the event that all conditions precedent to Buyer's obligation to purchase shall have been satisfied or waived but the foregoing provisions of this Section 8.2(a) - (c), inclusive, have not, and Seller elects in writing to terminate this Agreement, then the Earnest Money Deposit shall be promptly delivered to Seller by Escrow Agent and, upon the making of such delivery, neither party shall have any further claim against the other by reasons of this Agreement, except such indemnity obligations of Buyer as are expressly agreed to survive termination of this Agreement.

                     9.  POST CLOSING INDEMNITIES AND COVENANTS

     9.1 Seller's Indemnity. (a) From and after the Closing, Seller, subject to the limitations set forth herein, shall indemnify, defend and hold harmless Buyer from all claims, demands, liabilities, direct (but not consequential) damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Buyer by reason of, or on account of, any breach by Seller of Seller's warranties, representations and covenants. Seller's warranties, representations and covenants, and the foregoing indemnity, except for those contained in any of the Closing documents, shall survive for a period of one year immediately following the Closing Date and shall be of no further force of effect thereafter. No action or proceeding of any kind or nature based upon a breach of such representations, warranties or covenants, or the foregoing indemnity (other than those contained in any of the Closing documents), shall be valid or enforceable, at law or in equity, if not commenced in the appropriate jurisdiction within one year after the Closing Date. Buyer's rights and remedies herein against Seller shall be the sole and exclusive rights of Buyer in connection herewith and are agreed to be in lieu of all other rights and remedies of Buyer at law or in equity.

             (b) It is acknowledged that the Srochi Letter was issued by the Georgia Department of Natural Resources (the "Department") based upon an alleged release of tetrachloroethane at the edge of the parking lot near the Z.A.A.P. Cleaners as referenced in such Letter (the "Srochi Release"). Seller has been working through its environmental consultants with the Department in connection with such Srochi Release. Seller shall continue after Closing to work with the Department, and any other applicable government agencies with jurisdiction, to undertake and retain final authority and control over any environmental investigations, assessments or remediation which the Department, or any other applicable government agency with jurisdiction, may require it to perform under applicable law to address such Srochi Release. Seller shall consult with Buyer and take into account Buyer's concerns in connection with Seller's efforts to deal with this particular matter. Seller shall have its environmental consultant address environmental reports prepared by it to both Seller and Buyer, it being intended that both Seller and Buyer shall be deemed to be in privity with such consultant. Seller will endeavor to provide Buyer with a copy of correspondence, proposals and reports that Seller receives regarding the Srochi Release. Seller agrees to indemnify and hold harmless Buyer from
(i) all costs of site assessments, monitoring and/or remediation required to be performed by the Department, or by any other applicable government agency with jurisdiction, under applicable law to address the Srochi Release, (ii) claims made against Buyer by third parties (other than subsequent owners of the Property) for damage to property or injury to persons proximately caused by this Srochi Release, and (iii) reasonable out of pocket costs and reasonable attorneys fees incurred by Buyer in enforcing Seller's obligations under this Section 9.1(b) where Seller has not complied with its obligations under this Section 9.1(b) after written notice to Seller and a reasonable period of time in which Seller has failed to cure such non-compliance. After Closing, Buyer shall provide Seller and Seller's contractors, agents, representatives and consultants with access to the Property and the right to perform such investigations, assessments, remediation or other work on the Property in connection with Seller performing its obligations hereunder with respect to the Srochi Release. Seller shall have full and exclusive control of the remedial and/or other work, and shall have final authority and control of all contacts and negotiations with the Department, and other applicable government agencies with jurisdiction, with respect to the Srochi Release. In undertaking any assessment and remedial work under this Section 9.1(b), Seller will, to the extent practicable, use reasonable efforts not to interfere with the operation of the Property. After the completion of any remedial work performed by Seller, Seller will restore the surface of the affected portion of the Property to as near the approximate grade and surface as existed prior to such remedial work as is reasonably practicable. Upon Seller receiving notice from the Department, and any other applicable government agency with jurisdiction, that no further remedial work and/or monitoring is or will be required to be undertaken at the Property to address such Srochi Release ("Closure"), or if the Department or other applicable government agency with jurisdiction fail to respond to a request for Closure within a reasonable time, upon certification by an environmental consultant reasonably satisfactory to Buyer and Seller that remedial activities have been completed in compliance with applicable law, the indemnification and hold harmless obligation of Seller under this Section 9.1(b) shall automatically terminate and be of no further force or effect, except that the indemnification and hold harmless obligation with respect to the third party claims referred to in clause "(ii)" above shall not terminate. (A notice from the Department, or any other applicable government agency with jurisdiction, that remediation and/or monitoring is not required at that particular time because of a deferral of work under a priority scheme but that remedial work and/or monitoring will or may be required subsequently, shall not constitute "Closure" for purposes of this Section 9.1[b].) Seller shall be entitled to recover its costs in connection with the Srochi Release from persons causing the Srochi Release, including K.E. Service Company, Inc. trading as Z.A.A.P. Cleaners and William R. Kitchin. Buyer hereby assigns any claims it may have against such persons arising from the Srochi Release to Seller in order to enable Seller's cost recovery action. Seller agrees to endeavor, to the extent practicable, to try to keep the Property from being listed on the State and/or Federal Environmental Hazardous Site Inventory List by reason of the Srochi Release.

     9.2 Buyer's Indemnity. From and after the Closing, Buyer shall indemnify, defend and hold harmless Seller from all claims, demands, liabilities, direct (but not consequential) damages, penalties, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, which may be imposed upon, asserted against or incurred or paid by Seller by reason of, or on account of, any breach by Buyer of Buyer's warranties, representations and covenants. Buyer's warranties, representations and covenants, and the foregoing indemnity, shall survive the Closing. Seller's rights and remedies herein against Buyer shall be in addition to, and not in lieu of all other rights and remedies of Seller at law or in equity.

                          10.  BREACH; REMEDIES

     10.1 Breach by Seller. In the event of a breach of Seller's covenants or warranties herein and failure by Seller to cure such breach within the time provided for Closing, Buyer shall, at Buyer's election, and as Buyer's sole and exclusive rights and remedies, (i) terminate this Agreement and receive a return of the Earnest Money Deposit, and the parties shall have no further rights or obligations under this Agreement (except Buyer's indemnity obligations as are provided to survive termination); or (ii) waive such breach (and waive all rights against Seller with respect thereto) and close the purchase contemplated hereby, notwithstanding such breach, and without any reduction in the Purchase Price payable to Seller, except that Seller shall pay or bond off any mechanic's or materialmen's lien on Seller's title to the Property for work performed or claimed to be performed for Seller prior to Closing; provided, however, that in the event that all conditions precedent to Seller's obligation to consummate Closing shall have occurred but Seller wrongfully fails to convey the Property to Buyer hereunder, then Buyer shall have the right to enforce Seller's obligation to convey its right, title and interest in the Property to Buyer by suit for specific performance, but Buyer shall have no claim against Seller for damages nor any right to require that Seller expend any funds.

     10.2 Breach by Buyer. In the event of a breach of Buyer's covenants or warranties herein and failure of Buyer to cure such breach within the time provided for Closing, Seller's sole remedy shall be to terminate this Agreement and retain Buyer's Earnest Money Deposit as agreed liquidated damages for such breach, and upon payment in full to Seller of such amounts, the parties shall have no further rights, claims, liabilities or obligations under this Agreement except for Buyer's indemnity obligations that survive termination and which the parties hereby agree shall not be limited to the Seller's retention of the Earnest Money Deposit.

                   11.  ESCROW AGENT; A&P REIMBURSEMENT ESCROW

     11.1 Duties. By signing a copy of this Agreement, Escrow Agent agrees to comply with the terms hereof insofar as they apply to Escrow Agent. Escrow Agent shall receive and hold the A&P Reimbursement Escrow in trust, to be disposed of in accordance with the provisions of this Agreement. Such escrowed funds shall be held by the Escrow Agent in an interest bearing FDIC insured account and shall not be disbursed except pursuant to the joint written instructions of Buyer and Seller or as otherwise provided in Section 11.3 below.

     11.2 Certain Costs. Escrow Agent shall not be liable to either party except for claims resulting from the gross negligence or willful misconduct of Escrow Agent. If the escrow is involved in any controversy or litigation, the parties hereto shall each pay one-half of the cost incurred by Escrow Agent to interplead the A&P Reimbursement Escrow into an appropriate court, provided that if the aforesaid costs payable hereunder result from the fault of Buyer or Seller (or their respective agents), the party at fault shall pay, and hold the other party harmless against, such costs.

     11.3 Conflicting Demands. If conflicting demands are made upon Escrow Agent with respect to the escrow, the parties hereto expressly agree that Escrow Agent shall have the absolute obligation to do either or both of the following: (i) withhold and stop all proceedings in performance of this escrow and await settlement of the controversy by final appropriate legal proceedings or otherwise as Buyer, Seller and Escrow Agent may mutually agree; or (ii) file suit for declaratory relief and/or interpleader and obtain an order from the court requiring the parties to interplead and litigate in such court their several claims and rights between themselves. Upon the filing of any such declaratory relief or interpleader suit and tender of the A&P Reimbursement Escrow to the court, Escrow Agent shall thereupon be fully released and discharged from any and all obligations to further perform the duties or obligations imposed upon it by this Agreement. Buyer and Seller agree to respond promptly in writing to any request by Escrow Agent for clarification, consent or instructions. Any action proposed to be taken by Escrow Agent for which approval of Buyer and/or Seller is requested shall be considered approved if Escrow Agent does not receive written notice of disapproval within fourteen
(14) days after a written request for approval is received by the party whose approval is being requested. Escrow Agent shall not be required to take any action for which approval of Buyer and/or Seller has been sought unless such approval has been received.
No disbursements shall be made, other than as provided in Section
11.1 or to a court in an interpleader action, unless Escrow Agent shall have given written notice of the proposed disbursement to Buyer and Seller and neither Buyer nor Seller shall have delivered any written objection to the disbursement within 14 days after receipt of Escrow Agent's notice.

     11.4 Continuing Counsel. Seller acknowledges that Escrow Agent is counsel to Buyer herein and Seller agrees that in the event of a dispute hereunder or otherwise between Seller and Buyer, Escrow Agent may continue to represent Buyer notwithstanding that it is acting and will continue to act as Escrow Agent hereunder, it being acknowledged by all parties that Escrow Agent's duties hereunder are ministerial in nature.

     11.5 Withdrawal. No party shall have the right to withdraw any monies or documents deposited by it with Escrow Agent prior to the Closing or termination of this Agreement except in accordance with the terms of this Agreement.

     11.6  Tax Identification.  Seller and Buyer shall provide to
Escrow Agent appropriate Federal tax identification numbers.

                            12.  MISCELLANEOUS

     12.1 Disclosure. Neither party shall disclose the transactions contemplated by this Agreement without the prior approval of the other, except where disclosure is required by law.

     12.2 Radon Gas. Radon is a naturally occurring radioactive gas which, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon which exceed federal and state guidelines have been found in buildings. Additional information regarding radon and radon testing may be obtained from the county public health unit.

     12.3 Entire Agreement. This Agreement, together with the Exhibits attached hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified, amended or otherwise changed in any manner except by a writing executed by Buyer and Seller.

     12.4 Notices. All written notices and demands of any kind which either party may be required or may desire to serve upon the other party in connection with this Agreement may be served (as an alternative to personal service) by registered or certified mail, overnight courier service or facsimile (followed promptly by hard copy) at the addresses set forth below:


        As to Seller:  Mid-Atlantic Centers Limited Partnership
                       c/o First Washington Management, Inc.
                       Attention:  William J. Wolfe
                                   Jeffrey S. Distenfeld, Esquire
                       4350 East-West Highway, Suite 400
                       Bethesda, Maryland  20814
                       Facsimile: (301) 907-4911

      With a copy to:  David, Hagner, Kuney & Krupin, P.C.
                       Attention:  Bruce M. Levy, Esquire
                       1120 19th Street, N.W., Suite 800
                       Washington, D.C.  20036
                       Facsimile: (202) 467-6910

         As to Buyer:  RRC Acquisitions, Inc.
                       Attention:  Robert L. Miller
                       Suite 200, 121 W. Forsyth Street
                       Jacksonville, Florida  32202
                       Facsimile: (904) 634-3428

     With a copy to:   Ulmer, Murchison, Ashby & Taylor
                       Attention:  William E. Scheu, Esquire
                       P. O. Box 479
                       Suite 1600, 200 W. Forsyth Street
                       Jacksonville, Florida 32201 (32202 for
                       courier)
                       Facsimile: (904) 354-9100

Any such notice or demand given by registered or certified mail or by reputable overnight courier with postage or charges thereon fully prepaid and addressed to the party to be served at the addresses set forth above shall constitute proper notice hereunder upon delivery to the United States Postal Service or to such overnight courier.

     12.5 Headings. The titles and headings of the various sections hereof are intended solely for means of reference and are not intended for any purpose whatsoever to modify, explain or place any construction on any of the provisions of this Agreement.

     12.6 Validity. If any of the provisions of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement by the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     12.7 Attorneys' Fees. In the event of any litigation between the parties hereto to enforce any of the provisions of this Agreement or any right of either party hereto, the unsuc-cessful party to such litigation agrees to pay to the successful party all costs and expenses, including reasonable attorneys' fees, whether or not incurred in trial or on appeal, incurred therein by the successful party, all of which may be included in and as a part of the judgment rendered in such litigation. Any indemnity provisions herein shall include indemnification for reasonable attorneys' fees and costs, whether or not suit be brought and including fees and costs on appeal.

     12.8 Time of Essence. Time is of the essence of this Agreement.

     12.9 Governing Law. This Agreement shall be governed by the laws of Georgia and the parties hereto agree that any litigation between the parties hereto relating to this Agreement shall take place (unless otherwise required by law) in a court located in Cobb County, State of Georgia. Each party waives its right to jurisdiction or venue in any other location.

    12.10 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No third parties, including any brokers or creditors, shall be beneficiaries hereof. Buyer shall not have the right to assign this Agreement without Seller's prior written consent (which Seller may withhold in its sole discretion), except to Regency Realty Corporation or a wholly owned affiliate thereof, provided, however, that in the event of such assignment, such assignee shall be jointly and severally obligated and liable, together with Buyer, for the full performance of all of Buyer's obligations under or in connection with this Agreement.

    12.11 Exhibits. All exhibits attached hereto are incorporated herein by reference to the same extent as though such exhibits were included in the body of this Agreement verbatim.

    12.12 Gender; Plural; Singular; Terms. A reference in this Agreement to any gender, masculine, feminine or neuter, shall be deemed a reference to the other, and the singular shall be deemed to include the plural and vice versa, unless the context otherwise requires. The terms "herein," "hereof," "hereunder," and other words of a similar nature mean and refer to this Agreement as a whole and not merely to the specified section or clause in which the respective word appears unless expressly so stated.

    12.13 Further Instruments, Etc. Seller and Buyer shall, at or after Closing, execute any and all documents and perform any and all acts reasonably necessary to fully implement this Agreement.

    12.14 Survival. Except as otherwise provided herein, the obligations of Seller and Buyer intended to be performed after the Closing shall survive the closing.

    12.15 No Recording. Neither this Agreement nor any notice, memorandum or other notice or document relating hereto shall be recorded.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Witnesses:

                               BUYER:

                               RRC ACQUISITIONS, INC.,
                               a Florida corporation
[ /s/ Ginger M. White ]
Name (Please Print)
Unofficial Witness
                               By:    /s/ Robert L. Miller
                               Its:   Vice President
[ /s/ W.I. Gulliford III ]     Date:  December 29, 1995
Name (Please Print)
Official Witness               Tax Identification No. 59-3210155

Witnesses:
                               SELLER:

                               MID-ATLANTIC CENTERS LIMITED
                               PARTNERSHIP,
                               A Maryland limited partnership
[ /s/ Bruce M. Levy_ ]
Name (Please Print)            By:    FW Realty Limited
Unofficial Witness                    Partnership, A District of
                                      Columbia limited
                                      partnership, Its general
                                      partner

                               By:    FW Corporation,
                                      A District of Columbia
                                      Corporation, Its general
                                      partner

                               By:    /s/ William J. Wolfe
[/s/ Jeffrey S. Distenfeld]    Its:   Vice President
Name (Please Print)            Date:  December 29, 1995
Official Witness
                               Tax Identification No:52-1490861

Witnesses:
                             ESCROW AGENT:

                             ULMER, MURCHISON, ASHBY & TAYLOR
[Deborah L. Spadea ]
Name (Please Print)
Unofficial Witness
                             By:  /s/
                             Its Authorized Agent
[W. I. Gulliford III]        Date:  December 29, 1995
Name (Please Print)
Official Witness

                            EXHIBIT 1.5

                         Service Contracts


1.  Service Agreement dated November 25, 1991 between Seller and
BFI Waste Systems a copy of which is attached hereto and the terms of which are incorporated in this Exhibit 1.5 by this reference.


    Please note that this Contract is not terminable on thirty
(30) days' notice. This Contract by its terms is not assignable without the consent of BFI Waste Systems.

Description: The service agreement is a BFI Waste System form which includes the following information: Marked box indicating that purpose is to change service level - reason code ITI; billing information for customer - First Washington Development Group; service location - Orchard Square; service description and monthly equipment charge (new and old); and terms and conditions.

                           EXHIBIT 1.15

Rent Roll

Description: The rent roll schedule is titled "Orchard Square Shopping Center, dated December 1, 1995, Lease Synopsis". The schedule details the following information tenant by tenant: bay number, name, square footage leased, percentage of total building occupied by tenant, rent per square foot, annual base rent, lease start and expiration dates, annual rent increases (if applicable), and any lease options or terms. The next set of columns lists the passthrough expenses, which include the tenant's share of real estate taxes, insurance, and common area maintenance expenses. The last two columns list the tenant's percentage rent obligation (if applicable) and the amount of any security deposits held by the landlord. At the bottom of the schedule are footnotes regarding specific tenants.

                           EXHIBIT 1.17(c)

                      List of Permitted Exceptions

                               EXHIBIT "1.17"
                       PERMITTED TITLE EXCEPTIONS

1. All taxes and assessments for the year 1996, and subsequent years, and any additional taxes for the current year or any prior years as a result of any re-assessment or re-billing of taxes, which are not yet due and payable.

2. Rights of parties in possession, as tenants only, under unrecorded leases.

3. Easement agreement by and between The Mitchell Company and shell Oil Company, dated June 22, 1987, and recorded in Deed Book
4533, page 318, Cobb County Records.

4. Conveyance of access rights from The Mitchell Company, an Alabama general partnership (acting through Armay Development Corp., a general partner) to Department of Transportation, State of Georgia, dated June 22, 1987, filed for record August 12, 1987 at 12:40 P.M. and recorded in Deed Book 4602, Page 179, Cobb County Records.

5.  Easement to Cobb Electric Membership Corporation dated July
23, 1987 in Deed Book 4694, Page 170, Cobb County Records.

6. Declaration of Restrictions by The Mitchell Company, ex parte, dated March 25, 1987, filed for record December 30, 1987, at 4.02 P.M. and recorded in Deed Book 4763, Page 489, Cobb County Records, as amended by Amendment to Declaration of Restrictions by the Mitchell Company, ex parte, dated December 1, 1987, filed for record December 30, 1987 at 4:02 P.M. and recorded in Deed Book 4763, Page 496, Cobb County Records.

7. Easement Agreement by and between the Mitchell Company, an Alabama general partnership whose general partners are Armay Development Corporation, Marbet Incorporated and Luco Development, Incorporated, and Hawkins Store Development Co., Inc., dated October ( ), 1986, filed for record December 30, 1987 at 4:02 P.M. and recorded in Deed Book 4763, Page 482, Cobb County Records.

8. Declaration of Plan of Easements and Restrictions by The Mitchell Company, ex parte, dated December 30, 1987, filed for record December 30, 1987 at 4:03 P.M. and recorded in Deed Book 4763, Page 498, Cobb County Records; as affected by Partial Termination of Rights under Declaration of Plan of Easements and Restrictions by Mid-Atlantic Centers Limited Partnership, a Maryland limited partnership, dated 12/22/92, filed 2/4/93, recorded at Deed Book 7132, Page 370, Cobb County Records.

9.  Sewer Easement Agreement by and among Jeffrey H. Hasty, M.D.,
Charles L. Hutchinson, M.D., James F. Nalley, M.D. and Carolyn S.
Rude, D.D.S.; Mid-Atlantic Centers Limited Partnership, a
Maryland limited partnership; and Cash Real Estate Fund-3, Ltd., a Georgia limited partnership, dated as of 6/17/88, filed
6/17/88, recorded at Deed Book 4966, Page 302, Cobb County
Records.

10. Indenture by and between The Mitchell Company, an Alabama general partnership, as Landlord, and Grand Union Company, as Tenant, dated as of March 25, 1987, filed for record April 27, 1987 and recorded in Deed Book 4440, Page 108, Cobb County Records.

11. Short Form Lease from The Mitchell Company, an Alabama general partnership, as Landlord, to The Reed Drug Company, as Tenant, dated April 22, 1987, filed for record June 4, 1987 and recorded in Deed Book 4499, Page 181, Cobb County Records.

12. Rights of access to and from Interstate Highway No. 575 or Bells Ferry Road as taken by Department of Transportation under Declaration of Taking in Case No. 774287, Cobb County Superior
Court.

13. Any matters that would be disclosed by a current and accurate survey and inspection of the Property.

14. A Portion of the Property is located within the limits of a flood hazard zone.

15. Notice of Rights by and between The Mitchell Company and Mid-Atlantic Centers Limited Partnership dated December 30, 1987, filed for record December 30, 1987 at 4:05 P.M. and recorded in Deed Book 4764, Page 32, Cobb County Records, giving notice of an option to purchase TRACT II of the property referred to in such Notice.

10201/02/a/exh I 17.ecl

                             EXHIBIT 1.22

                 Legal Description of Real Property

                         Legal Description

ALL THAT TRACT or parcel of land lying in and or being in Land
Lots 211 and 212 of the 16th District of the 2nd Section of Cobb
County, Georgia, said tract or parcel being more particularly described as follows:

Commencing at the point of intersection of the northerly right-of-way of U.S. Highway 575 (Georgia Hwy. 5) (R/W varies), with the easterly right-of-way of Bells Ferry Road (R/W varies); Thence, continuing along said easterly right-of-way of Bells Ferry Road N34'54'45"W, a distance of 182.57 feet to a point; Thence, along an arc to the left a distance of 99.27 feet to an iron pin se@ said arc being subtended by a chord of NOI'56'01"W, a distance of 99.26 feet; Thence, along an arc to the left a distance of 187.82 feet to an iron pin set, said iron pin being the TRUE POINT OF BEGFNNING, said arc being subtended by a chord of N06'01'33"W, a distance of 187.76 feet; thence, continuing along said easterly right-of-way of Bells Ferry Road along an arc to the left a distance of 21.88 feet to an iron pin found, said arc being subtended by a chord of N09'00'53"W, a distance of
21.88 feet; thence, leaving the aforementioned right-of-way S88'13'18"E, a distance of 128.95 feet to an iron pin found; thence, N02'19'54"E, a distance of 201.00 feet to an iron pin found; thence, N52'28'58"W, a distance of I 0.00 feet to an iron pin found; thence, S72'42'1 I "W, a distance of 147.00 feet to an iron pin found; thence, S62'12'11"W, a distance of 40.89 feet to an iron pin found located on the easterly right-of-way of Bells Ferry Road (R/W varies); thence, continuing along said right-of-way N27'47'49"W a distance of 135.21 feet to a point; thence, N20105'07"W, a distance of 103.15 feet to an iron pin set; thence, leaving the easterly right-of-way of Bells Ferry Road S88'07'48"E, a distance of 197.95 feet to an iron pin set; thence, N 01'51'59"E, a distance of 200.29 feet to an iron pin set; thence N89'41'46"E, a distance of 96.06 feet to an iron pin found; thence, N89'42'31"E, a distance of 928.83 feet to an iron pin found (#4 R.B.); thence, S04'22'21"W, a distance of 659.00 feet to an iron pin set; thence, N88'07'32"W, a distance of
680.00 feet to an iron pin set; thence, N64'45'18"W, a distance of I 1 2.00 feet to an iron pin found; thence, N87'43'3 I "W, a distance of 248.97 feet to an iron pin set, said iron pin also being the TRUE POINT OF BEGINNING. All as shown on As-Built Survey for RRC GA One, Inc. and Commonwealth Land Title Insurance Company, as prepared by David A. Burre & Assoc., Inc., under seal of David A. Burre, G.R.L.S. No. 1965, dated December 7, 1995.

Being the same property as described in Limited Warranty Deed dated December 30, 1987, from The Mitchell Company, to Mid-
Atlantic Centers Limited Partnership, recorded in Deed Book 4763,
Page 523, Cobb County, Georgia Records.

TOGETHER WITH rights and easements created pursuant to Easement
Agreement dated June 22, 1987 by and between The Mitchell Company and Shell Oil Company recorded in Deed Book 4533, Page 318, Cobb
County, Georgia Records.

TOGETHER WITH rights and easements created pursuant to Declaration of Plan of Easements and Restrictions dated December 30, 1987, made by The Mitchell Company, as declarant, recorded in Deed Book 4763, Page 498, Cobb County, Georgia Records; as affected by Partial Termination of Rights Under Declaration of Plan of Easements and Restrictions by MidAtlantic Centers Limited Partnership, a Maryland limited partnership dated 12/22/92, filed 2/4/93, recorded at Deed Book 7132, Page 370, Cobb County, Georgia Records.

                             EXHIBIT 4.7

                    Property Operating Statements

This exhibit to the Purchase and Sale Agreement contains the Statements of Operations for the twelve periods ending December 31, 1994 and 1995. The schedules include account balances for all income and expense accounts for each month. The accounts are grouped and subtotaled as follows: net rental income, operating expenses - CAM (utilities, operating and maintenance, and administrative expense), total operating expense - CAM, total non-CAM expense, total operating expense and net cash flows from operations. Three additioanl columns present totals for the twelve months for each account, the budgeted amount, and the variance between the twelve month total and budgeted amounts.

                             EXHIBIT 4.11

                     Form of Estoppel Letter



                                    , 199





RE:                         (Name of Shopping Center)


Ladies and Gentlemen:

      The undersigned (Tenant) has been advised you may purchase the above Shopping Center, and we hereby confirm to you that:

      1.  The undersigned is the Tenant of             ,
Landlord, in the above Shopping Center, and is currently in possession and paying rent on premises known as Store No.
  [or Address:
            ], and containing approximately      square feet,
under the terms of the lease dated           , which has (not)
been amended by amendment dated          (the "Lease").  There
are no other written or oral agreements between Tenant and Landlord.

      2.  The term of the Lease commenced on              ,
expiring on
   , with options to extend of            (    ) years each.

      3.  As of          , monthly minimum rental is $          a
month.

      4.  Current additional monthly payments for expense
reimbursement total $    per month for common area maintenance,
property insurance and real estate taxes.

      5.  Tenant has given [no security deposit] [a security
deposit of $   ].

      6. No payments by Tenant under the Lease have been made for more than one (1) month in advance, and minimum rents and other charges under the Lease are current.

      7. All matters of an inducement nature and all obligations of the Landlord under the Lease concerning the construction of the Tenant's premises and development of the Shopping Center, including without limitation, parking requirements, have been performed by Landlord.

      8. Tenant knows of no default by either Landlord or Tenant under the Lease, and knows of no situations which, with notice or the passage of time, or both, would constitute a default. Tenant has no rights to off-set or defense against Landlord as of the date hereof.

                                Very truly yours,

                                (Tenant)

Mailing Address:
                                 By:
                                  Its:

                           EXHIBIT 8.1(e)(8)

                          A&P Lease Amendment


Address:   4290 Bells Ferry Road
           Kennesaw, Georgia
           A&P Key No. 41-78



                       LEASE MODIFICATION AGREEMENT

     THIS AGREEMENT made this 4th day of December , 1995, by and between MID-ATLANTIC CENTERS LIMITED PARTNERSHIP, a Maryland Limited Partnership, and successor-in-interest to THE MITCHELL COMPANY, an Alabama General Partnership, and having an office at 4350 East-West Highway, Suite 400, Bethesda, Maryland (hereinafter called the "Landlord") and THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC., a Maryland corporation, having an office at Two Paragon Drive, Montvale, New Jersey 07645 (hereinafter called the "Tenant").

                                WITNESSETH:

     WHEREAS, The Mitchell Company, predecessor-in-interest to Landlord, as lessor, and The Grand Union Company, as lessee, predecessor-in-interest to Tenant, entered into a certain lease dated March 25, 1987 a notice of which was filed by Indenture with the Superior Court Clerk of Cobb County, Georgia on April 27, 1987 in Book 4440, Page 108 (which lease as modified and supplemented is hereinafter collectively called the "Lease") covering the premises commonly known as the Northeast quadrant of Bells Ferry Road and 1-575, Kennesaw, Cobb County, Georgia (hereinafter called the "Demised Premisesti), which Demised Premises are shown on Exhibit "A", attached hereto and made a part hereof and are located in the shopping center (hereinafter called the "Shopping Center") more particularly described as Parcel A and Parcel B on Exhibit "All and Exhibit "B" to such Lease and by reference made a part hereof; and

     WHEREAS, Landlord and Tenant desire to modify and amend the Lease,

     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter contained, the parties covenant and agree as follows:

1. Landlord warrants and represents that Landlord has good and marketable title to the Shopping center in fee simple absolute and that the same is subject to no leases, tenancies, agreements, encumbrances, liens or defects in title which would interfere with Tenant's use and enjoyment of the Demised Premises and/or Shopping Center in accordance with the terms of the Lease or would deprive Tenant of any rights granted to it hereunder. Landlord further warrants and represents that it has full and sole right and authority to enter into this Lease Modification Agreement and has obtained any required consent or approval of any party, including, without limitation, the consent of any mortgagee required to be obtained in connection herewith, including but not limited to the mortgagee pursuant to the mortgage which encumbers the Demised Premises that is listed on Exhibit "B" hereof. It is understood that title shall remain as represented herein without any adverse changes until a memorandum or notice of this Lease Modification Agreement is recorded. If title does not remain as represented herein until a memorandum or notice of this Lease Modification Agreement shall have been recorded, then Tenant, in addition to any and all remedies available at law and in equity, may terminate this Lease Modification Agreement at any time thereafter by giving Landlord notice of such termination, in which case, the Lease will remain unchanged and in full force and effect.

2. The current initial term of the Lease expires on January 31, 2008. The fixed annual rent provided for in Article 1.02 of the Lease is hereby modified so that the fixed annual rent payable under the Lease during the remaining portion of the initial lease term beginning as of the "Effective Date" (as hereinafter defined) and ending on January 31, 2008 shall be reduced as follows:

During the first twelve (12) month period immediately following the Effective Date, the fixed annual rental shall be reduced by the sum of Two Hundred Thousand and 00/100 ($200,000.00) Dollars, applied in equal monthly installments of Sixteen Thousand Six Hundred Sixty Six and 67/100 ($16,666.67) Dollars to fixed rent payable in advance on the first day of each month of such period;

During the second twelve (12) month period following the Effective Date, the fixed annual rental shall be reduced by the sum of One Hundred Eighty Five Thousand and 00/100 ($185,000.00) Dollars, applied in equal monthly installments of Fifteen Thousand Four Hundred Sixteen and 67/100 ($15,416.67) Dollars to fixed rent payable in advance on the first day of each month of such period;

During the third twelve (12) month period following the Effective Date, the fixed annual rental shall be reduced by the sum of One Hundred Seventy Thousand and 00/100 ($170,000.00) Dollars, applied in equal monthly installments of Fourteen Thousand One Hundred Sixty Six and 67/100 ($14,166.67) Dollars to fixed rent payable in advance on the first day of each month of such period;

During the fourth twelve (12) month period following the Effective Date, the fixed annual rental shall be reduced by the sum of one Hundred Sixty Thousand and 00/100 ($160,000.00) Dollars, applied in equal monthly installments of Thirteen Thousand Three Hundred Thirty Three and 33/100 ($13,333.33)

Dollars to fixed rent payable in advance on the first day of each month of such period;

Commencing as of the fifth twelve (12) month period following the Effective Date through January 31, 2008, the fixed annual rental shall be reduced by the sum of one Hundred Fifty Thousand and 00/100 ($150,000.00) Dollars, applied in equal monthly installments of Twelve Thousand Five Hundred and 00/100 ($12,500.00) Dollars to fixed rent payable in advance on the first day of each month of such period. @

3. Tenant shall continue to have, and continues to be granted at its option, four (4) successive options to extend the term of the Lease for four (4) renewal periods (each such renewal period being hereinafter called the "Renewal Period") for five (5) years each, the first Renewal Period to begin on February 1, 2008 and end on January 31, 2013, the second Renewal Period to begin on February 1, 2013 and end on January 31, 2018, the third Renewal Period to begin on February 1, 2018 and end on January 31, 2023, and the fourth Renewal Period to begin on February 1, 2023 and end on January 31, 2028 upon the same terms, covenants and conditions as contained in the Lease except as herein modified.

The term of the Lease as modified by this lease modification Agreement shall be automatically extended for each Renewal Period unless Tenant notifies Landlord in writing at least one hundred eighty (180) days before the beginning of the applicable Renewal Period of its election to terminate the Lease as modified by this Lease Modification Agreement as of the end of the term of the Lease as modified by this Lease Modification Agreement (or any extension thereof).

4.Effective as of the date that Tenant reopens the Demised Premises for business to the public (hereinafter called the "Effective Date"), the Lease is hereby amended by adding the following new Articles at the end thereof. Tenant shall promptly deliver to Landlord a written notice confirming the actual date of the Effective Date for purposes hereof. For the purposes of the following new Articles, reference to "the Lease" or "this Lease" shall mean the Lease as modified by this Lease Modification Agreement:

"15.01 Notices. To be effective herein, any notice, consent, approval, submission or demand given under the Lease or pursuant to any law or governmental regulation, by Landlord to Tenant or by Tenant to Landlord shall be in writing. Unless otherwise required by law or governmental regulation or the Lease any such notice, consent, approval, submission or demand shall be deemed given if sent by registered or certified mail, return receipt requested, postage prepaid or overnight delivery service with receipt of delivery (a) to Landlord, at the address of Landlord set forth on the first page of this Lease Modification Agreement or at such other address as Landlord may designate by notice to

Tenant, or (b) to Tenant, then in triplicate (under separate cover) one copy to the attention of the Vice President of Real Estate of Tenant at Two Paragon Drive, Montvale, New Jersey 07645, one copy to the attention of the Vice President and General Counsel of Tenant at Two Paragon Drive, Montvale, New Jersey 07645, and one copy to the attention of the Regional Director of .Real Estate of Tenant at 1200 White Street, S.W., Atlanta, Georgia 30310, or at such other addresses as Tenant may designate by notice to Landlord. During the period of any postal strike or other interference with the mails, personal delivery or overnight delivery service with receipt of delivery, shall be substituted for registered or certified mail. If Tenant shall be in doubt as to Landlord's address, Tenant may send any communication to Landlord at the address to which fixed annual rent was last sent.

16.01 Validity. If any provision of the Lease, or any amendment hereto, shall be invalid or unenforceable, the remainder of the provisions of the Lease and amendments hereto shall not be affected thereby and each and every provision of the Lease, as the same may be amended, shall be enforceable to the fullest extent permitted by law.

17.01 Alterations. Notwithstanding anything to the contrary contained in the Lease, Tenant may, from time to time, at its own cost and expense make such alterations, additions, enlargements, improvements, restorations, replacements, installations and changes, or other non-structural work (hereinafter called the 'Alterations') in, of or to the Demised Premises, as Tenant deems necessary or desirable. Tenant shall obtain the written approval of Landlord in the case of "Structural Alterations" (as hereinafter defined), which approval shall not be unreasonably withheld or delayed by Landlord upon request of Tenant. The term "Structural Alterations" as used herein shall not include any venting in or through the roof or walls or installation, changes or closures to the windows or doors or changes to the loading dock (including, without limitation, enclosing the loading dock). Landlord may only withhold approval f or Structural Alterations if the work described in such plans and specifications diminishes the structural integrity of Tenant's store building. If Landlord does not either approve or state its objections to said plans and specifications (or any revisions thereof) within fifteen (15) days after receipt thereof, then said plans and specifications (or revisions) shall be deemed approved by Landlord; any objection by Landlord with regard to Structural Alterations must include a statement from a licensed professional engineer explaining how the work will diminish the structural integrity of the Demised Premises. Landlord acknowledges and approves that Tenant intends (but has no obligation) to undertake the improvements described on Exhibit "C" hereto. Tenant shall obtain, or cause to be obtained all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with the making of any Alteration. Landlord shall cooperate with Tenant in obtaining all such permits, licenses, certificates or other governmental approvals required in connection with the making of any Alteration and shall execute any documents required in the furtherance of such purpose. Tenant may, but shall not be obligated to, remove any Alteration that was approved in advance by Landlord.

As of the Effective Date as defined above, Landlord agrees to promptly reimburse Tenant in the sum of up to Fifty Thousand and 00/100 ($50,000.00) Dollars upon notice from Tenant of the completion by Tenant of all or any of the following improvements:
(i) replacement, at Tenant's option, of the front awning on the Demised Premises, (ii) increasing the height of the existing parapet wall in front of the Demised Premises as specified by Tenant, (iii) installation of an additional pylon sign tower in the Shopping Center located in the area shown on Exhibit "A" hereto for purposes of adding Tenant's sign thereon on an exclusive basis, subject to applicable codes and Landlord's approval of plans therefor, which approval shall not be unreasonably withheld or delayed, and (iv) work undertaken by Tenant after the date hereof and prior to the Effective Date for purposes of compliance with any applicable building codes and regulations, which work shall be undertaken in the sole discretion of Tenant without any continuing responsibility therefore pursuant to the terms of Article 2.01 of the Lease which shall remain in all respects unmodified and in full force and effect. Tenant shall deliver copies of any invoices in its possession evidencing payment at the time of delivery by Tenant of the notice of completion to Landlord for purposes of determining the reimbursement amount payable to Tenant by Landlord hereunder up to a maximum of Fifty Thousand and 00/100 ($50,000.00) Dollars. Tenant shall not be obligated to expend any sums in excess of the reimbursement amount hereunder in connection with (i)-(iv) above.

18.01 Common Area Work. Landlord agrees to immediately commence and diligently complete to the reasonable satisfaction of Tenant the following work (collectively the "Landlord's Work") in the Demised Premises and/or the Shopping Center on or prior to the Effective Date at its own cost and expense as an inducement to having Tenant enter into this Lease Modification Agreement and reopen the Demised Premises for business:

1.  Increase the lighting in the parking lot for the Shopping
Center by adding additional lighting sufficient to maintain a minimum of 2.5 foot candles of lumens with white light throughout the Shopping Center;

2. Repair existing pot holes in the parking lot paving, entrance and exit drives; seal coat and restripe the parking lot for the Shopping Center for parking for a minimum of four hundred thirty-eight (438) cars as well as enclosures for shopping carts;

3.  Redesign the parking configuration scheme as shown on Exhibit
"A" and the service entrance as shown on Exhibit I'D" attached hereto; and

4. Permit Tenant to erect Tenant's operating name at the top of the exterior pylon sign tower in the Shopping Center in the location of the current Shopping Center name sign and otherwise in accordance with Article 2.11 of the Lease. Tenant is responsible for the cost of Tenant's sign and permits needed for such Tenant's sign in connection therewith.

Landlord shall obtain, or cause to be obtained as soon as reasonably possible all building permits, licenses, temporary and permanent certificates of occupancy and other governmental approvals which may be required in connection with any of Landlord's Work herein described. In addition, Landlord will use all reasonable efforts to complete the following items at its own cost and expense on a timely basis as soon as possible:

1. Install a wooden dumpster enclosure around the dumpster service areas at the rear of the outparcels in the Shopping
Center; and

2.  Obtain an access driveway to and from Hawkins Store Road.

18.02 Landlord shall provide Tenant with a current copy of Landlord's certificate of insurance obtained pursuant to Article
5.01 of the Lease prior to commencing Landlord's Work.

18.03 As a material inducement for Tenant to enter into this Lease Modification Agreement, Landlord agrees to terminate the lease with respect to the area within the Shopping Center, currently occupied by a church (as shown on Exhibit "A" hereto), on or before September 30, 1995 which is the expiration date thereunder and to relet such area only to a tenant in a retail business; provided, however, that such tenant may be permitted to occupy such area for an additional thirty (30) days only as a holdover month-to-month tenant, or for such additional thirty
(30) day time period as previously approved in writing by Tenant.

19.01  Percentage Payment.  The provisions contained in Article
10.01 of the Lease shall be replaced and modified only for the time period from the Effective Date through January 31, 2008 by the following:

Commencing as of the Effective Date, and in addition to fixed annual rent, Tenant shall make annually on or before the Sixtieth
(60th) day following the closing of the applicable Lease Year, as an additional payment, a percentage of sales payment (hereinafter called "Percentage Payment"), in an amount equal to one (1%) percent of all Sales (as hereinafter defined), if any, in excess of the following:

During the portion of the initial term of the Lease as herein modified, for the period from the Effective Date through January
31, 1996, one (1t) percent of all Sales in excess of Thirty-seven

Million Five Hundred Thirty-Eight Thousand Eight Hundred and
00/100 ($37,538,800.00) Dollars made by Tenant in and from the Demised Premises for such time period.

During the period from February 1, 1996 through January 31, 1997, one (it) percent of all Sales in excess of Twenty-Three Million Eight Hundred Thirty-Seven Thousand Eight Hundred and 00/100 ($23,837,800.00) Dollars made by Tenant in and from the Demised Premises for such time period.

During the period from February 1, 1997 through January 31, 1998, one (1%) percent of all Sales in excess of Twenty-Six Million Two Hundred Sixty-Three Thousand and 00/100 ($26,263,000.00) Dollars made by Tenant in and from the Demised Premises for such time period.

During the period from February 1, 1998 through January 31, 1999, one (1%) percent of all Sales in excess of Twenty-Seven Million Six Hundred Thirty-Eight Thousand and 00/100 ($27,638,000.00) Dollars made by Tenant in and from the Demised Premises for such time period.

During the period from February 1, 1999 through January 31, 2000, one (1%) percent of all sales in excess of Twenty-Eight Million Six Hundred Thirty-Eight Thousand and 00/100 ($28,638,000.00) Dollars made by Tenant in and from the Demised Premises for such time period.

During the period from February 1, 2000 through January 31, 2008, one (1%) percent of all sales with respect to each Lease Year within such time period in excess of Twenty-Nine Million Three Hundred Eighty-Eight Thousand and 00/100 ($29,388,000.00) Dollars made by Tenant in and from the Demised Premises for such time period.

The Percentage Payment shall be payable on or before the sixtieth
(60th) day following the close of the applicable Lease Year. The Percentage Payment for any period less than a Lease Year shall be prorated and paid within sixty (60) days after the expiration of such period.

The term "Sales" is hereby defined as the gross receipts of merchandise sold by Tenant in and from the Demised Premises, excluding therefrom however (1) cash discounts, deposit refunds and credits, (2) rebates, refunds and allowances for merchandise returned, (3) any sums paid, charged, or collected as an incident to or measured by receipts or sales whether or not any such sums be known as sales, receipts or income taxes, excise taxes, or by any other name, which Tenant may be obligated to collect and/or pay as a result of any law or ordinance, federal or state, county or municipal, now or hereafter enacted, (4) cost of trading stamps issued by Tenant to its customers, (5) receipts or commissions from public pay telephones, (6) receipts or commissions from vending machines or weighing machines, (7) receipts from delivery service, if any, (8) credits accruing to said store arising from the transfer or exchange of merchandise from said store to other stores or locations, (9) returns to Tenant's warehouse or to shippers, suppliers or manufacturers,
(10) receipts from the sale of merchandise out of the ordinary course of business, (11) receipts from sales of salvage cartons, meat scraps, suet and other salvage merchandise, (12) receipts from the sale of tobacco products, (13) receipts from sales at a discount to hospitals and charitable organizations, (14) payments received by Tenant elsewhere than at the Demised Premises on orders taken at the Demised Premises but filled elsewhere, (15) receipts from or arising out of sales of postage stamps, money orders, lottery tickets and similar items, (16) cigarette taxes, or any other tax or assessment an merchandise, (17) bad debts arising out of sales from the Demised Premises, (18) personal property taxes, (19) receipts, rents, fees and other charges from and by any ATM, (20) receipts from the sale of fixtures, equipment and personal property, (21) receipts, rents, fees, allowances,.considerations, rebates, payments and other amounts received from manufacturers, brokers, suppliers or any person or entity, to stock, promote, display or advertise any product, (22) interest on credit, sales and fees, commissions or discounts paid by Tenant to any third party credit card, or other.credit extension company and (23) banking, savings, lending or other related financial transactions.

With each,Percentage Payment, Tenant shall provide Landlord with a statement showing the amount of Sales during the preceding Lease Year. Such statement shall be deemed to have been accepted by Landlord as correct unless, within thirty 130) days thereafter, Tenant receives notice of Landlord's dissatisfaction therewith, in which event Landlord, within thirty (30) days from the date of said notice, may cause any reputable audit company or certified public accountant reasonably satisfactory to and approved for the purpose by Tenant, to examine and to audit, during reasonable business hours, the books and records of Tenant pertaining to Sales in and from the Demised Premises for the purpose of verifying the accuracy of said statement. Landlord covenants and agrees to hold all such information in the strictest confidence.

The determination and computation of any Percentage Payment shall be made separately in respect of each Lease Year; it being understood that the Sales in any Lease Year and the additional payments which may become due and payable hereunder by reason of such Sales shall hot be cumulative, nor have any bearing on, or connection with, the Sales in any other Lease Year.

Tenant makes no representation or warranty that the business in the Demised Premises will amount to any specified volume. Landlord and Tenant agree that Tenant has no fiduciary relationship with Landlord and Landlord shall not hereby acquire any interest in Tenant's business. Nothing herein contained shall be deemed to require that the Demised Premises be opened or remain open for any business.


20.01 Rent Adjustment. After the Demised Premises are reopened for business by Tenant upon satisfactory completion of the Landlord's Work referred to in Article 18.01 above, if the Demised Premises remains closed thereafter for a period of time of more than thirty (30) consecutive days for any reason other than strike, lock-out, act of God, governmental restrictions, enemy action, civil commotion or to permit remodeling, alterations or repair of damage or destruction to the Demised Premises, or due to a taking by condemnation or otherwise, or any other reason beyond the reasonable control of Tenant, then Landlord may at its election send Tenant thirty (30) days' prior written notice of termination of both the rent provisions contained in Article 2 of this Lease Modification Agreement and the provisions of Article 19.01 (Percentage, Payment) contained above in Article 4 of this Lease Modification Agreement. If prior to expiration of thirty (30) days from receipt by Tenant of Landlord's written notice of termination referred to above, the Demised Premises is opened for business to the public then such notice shall be automatically nullified and be of no further force or effect whatsoever. If, however, upon expiration of thirty (30) days from receipt by Tenant of Landlord's written notice of termination referred to above, the Demised Premises continue to remain closed for business to the public, then only in such event shall both the fixed rent modification provisions contained in Article 2 of this Lease Modification Agreement and the provisions of Article 19.01 (Percentage Payment) contained above in Article 4 of this Lease Modification Agreement terminate, on the date which is thirty (30) days from the date of receipt by Tenant of such written notice of termination, and the parties agree that the terms of the Lease with respect to fixed rent contained in Article 1.02 and percentage rent contained in
Article 10.01 of this Lease prior to the modifications contained in this Lease Modification Agreement shall be reinstated and payable by Tenant in accordance with the terms of such Article
1.02 and Article 10.01 effective as of such termination date."

5. Except as herein amended, the Lease is hereby ratified and confirmed and shall continue in full force and effect.

6. Within ten (10) days after the request of either party, Landlord and Tenant shall execute a notice or memorandum of this Lease Modification Agreement which shall contain a summary of restrictive covenants, in form for recording. In addition to those matters necessary for recordation, the notice shall recite those provisions of this Lease Modification Agreement that are reasonably requested by either Landlord or Tenant. The requesting party shall pay the costs of recordation of such notice or memorandum. The parties hereto acknowledge and agree that the Declaration of Restrictions dated March 25, 1987 and recorded in Cobb County, Georgia on December 30, 1987 in Book 4763, Page 489 (the "Declaration") was recorded for the benefit of Tenant and that the restrictive covenants contained therein are not hereby modified in any respect as a result of this Lease Modification Agreement and that the restrictive covenants contained in such Declaration shall continue to run with all lands affected thereby unmodified and in full force and effect for the greater of twenty (20) years, or the term of the Lease, subject to renewal thereof. It is further agreed that such Declaration (and the restrictive covenants contained therein) shall. not be modified, amended, terminated, cancelled or otherwise altered in any respect without the prior written consent of Tenant obtained in each instance.

7. This Lease Modification Agreement shall bind and inure to the benefit of and may be enforced by the parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this document on the date first above written.

WITNESS:                     LANDLORD:
                             MID-ATLANTIC CENTERS LIMITED
                             PARTNERSHIP, a Maryland limited
                             partnership

                             By:  FW REALTY LIMITED PARTNERSHIP,
                                  a District of Columbia limited
                                  partnership, General Partner

                             By:  FW CORPORATION, a District of
                                  Columbia corporation,
                                  General Partner

/s/ Jeffery Distenfeld       By:  /s/William J. Wolfe
                                  Name: William J. Wolfe
                                  Title: President


                             As To Landlord

/s/ Mary Jane Geraci
    Notary Public


ATTEST:                      TENANT:
                             THE GREAT ATLANTIC & PACIFIC TEA
                             COMPANY, INC.


/s/ Mary Ellen Offer         By: /s/ Brian P
    Asst. Secretary              Vice President

                             As to Tenant

1275u/095575
09/18/95

                              EXHIBIT "A"

         This exhibit is a complete site plan/analysis. It includes a site location map, parking detail, and plot plan. The shopping center and the surrounding property are surveyed. Complete measurements of the site dimensions, building dimensions and locations, and parcel divisions are provided. Total acreage and parking availability is stated.

                              EXHIBIT "B"

Mortgage in the original principal amount of $6,000,000.00 dated
December 30, 1987 and recorded on December 30, 1987 in Cobb
County, Georgia in Book 4763, Page 529.

                              EXHIBIT "C"

A&P #41-678
4290 Bells Perry Road
Kennesaw, Georgia 30144

                     GENERAL SCOPE OF WORK OVERVIEW
                      REQUIREMENTS TO REOPEN STORE

1.  Install surplus checkstands and IBM system.
2. New lighted lane markers and cigarette fixture in line with checkout.
3.  Replace one safe.
4.  Install new Market Place Produce Kit (B Store).
5.  Remodel Floral Department.
6.  Add suspended lighting over Produce Islands.
7.  Replace 281 Service Deli and 8' Hot Table.
8.  Abandon Cheese Shop.
9.  Install additional 121 Multi-Deck Cheese for 241 Cheese Pizza
    Delivery.
10. Rework Meat line up, add 361 Lunch Meat in line.
11. Abandon Service Meat Department.
12. Expand Dairy 32' (old Lunch Meat modified with added shelves).
13. Rework Seafood line up (with some new equipment).
14. Rework Bakery line up (with some new equipment).
15. Replace part of shelving (existing Hussman brand - none available for reset).
16. General Repairs. Floor Tile, ceiling cleaning, steam clean, etc.
17. Paint.
18. Minimum Decor Package, speed track, sign kits, H. Signs.
19. Refrigeration recharge, start up, tune up, add on.
20. HVAC start up, tune up.
21. Pharmacy computer replace (existing used for upgrades other stores).
22. New shopping carts.
23. New handicap motorized carts.
24. New front elevation (more massive look).
25. Reinstall existing pylon and building signs.
26. Architectural work (elevation plans upgrade for permits, new occupancy permit required).
27. Install additional pylon sign tower in the area shown on hereof.